UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
May 17, 2007

North American Galvanizing & Coatings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-3920	71-0268502
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

5314 South Yale Avenue, Suite 1000, Tulsa, Oklahoma	74135
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code):    (918) 494-0964

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 -  Entry into a Material Definitive Agreement

On May 17, 2007, North American Galvanizing & Coatings, Inc. (the “Company”) entered into a new Credit Agreement (the “New Credit Agreement”), between the Company as borrower, Bank of America, N.A. as administrative agent, swing line lender and letter of credit issuer (“Bank of America”), the other lenders party thereto and North American Galvanizing Company, NAGalv-Ohio, Inc., Rogers Galvanizing Company - Kansas City, Premier Coatings, Inc. and Reinforcing Services, Inc., as guarantors.

The New Credit Agreement has a maturity date of May 17, 2012 and provides for a revolving credit facility in the aggregate principal amount of $25 million with future increases (subject to certain conditions and requirements) in $5 million increments up to an aggregate principal amount of $10 million.  The purpose of the new facility is to refinance the Former Credit Agreement (as defined below), term debt, bond debt, issue standby letters of credit, finance acquisitions, and for other general corporate purposes.  As of May 21, 2007, the Company had borrowed $3.5 million under the New Credit Agreement.

In connection with the transactions described above, the Company entered into an agreement, dated as of May 17, 2007 (the “JP Morgan Agreement”), with Bank of America and JPMorgan Chase Bank, N.A. (“JPMorgan”) pursuant to which JPMorgan:
•	released all collateral granted pursuant to the Credit Agreement, dated November 26, 2001 between the Company and JPMorgan, as amended and restated (the “Former Credit Agreement”);
•	agreed to maintain the Former Credit Agreement; and
•
agreed to substitute the collateral for (1) a payment in full of the term loan under the Former Credit Agreement, and (2) letters of credit to be issued by Bank of America under the New Credit Agreement.

The interest rate for borrowings under the revolving credit facility is set from time to time at the Company’s option.  The Company has the option of borrowing either (1) at LIBOR plus a designated percentage, or (2) at Bank of America’s base rate plus or minus a designated percentage, which amounts vary with the Company’s leverage ratio.  The Company must also pay a commitment fee on the unused portion of the revolving credit facility between .10% and .25%, depending on the Company’s leverage ratio.

The New Credit Agreement contains customary affirmative and negative covenants, as well as financial covenants.  In addition, the New Credit Agreement requires that the Company maintain a minimum availability under the revolving credit facility of at least $2.5 million, a leverage ratio of at least 3.25 to 1, an asset coverage ratio of  at least 1.50 to 1 and a basic fixed charge coverage ratio of at least 1.25 to 1.

Substantially all of the Company’s accounts receivable, inventories, fixed assets and the common stock of the guarantors are pledged as collateral under the New Credit Agreement.  In addition, the New Credit Agreement is secured by a full and unconditional guaranty from North American Galvanizing Company, a wholly owned subsidiary of the Company.

The New Credit Agreement can be terminated, and borrowings under the revolving credit facility can be accelerated:
•	for non-payment;
•	for breach of certain covenants set forth in the New Credit Agreement, including the financial ratios covenant;
•	upon the occurrence of a change of control (as defined in the New Credit Agreement);
•	if the Company cannot make any payment on any indebtedness (as defined in the New Credit Agreement) in an amount greater than $750,000; or
•	upon the occurrence of an adverse environmental determination (as defined in the New Credit Agreement).

The Company may voluntarily pre-pay the New Credit Agreement, in whole or in part, without premium or penalty.

There are no material relationships between the Company and the other parties to the New Credit Agreement, other than in respect of the New Credit Agreement.  However, certain lenders under the New Credit Agreement may have from time to time served as lenders under the Former Credit Agreement.

The foregoing descriptions of the Credit Agreement and the JP Morgan Agreement are general descriptions only and are qualified in their entirety by reference to the Credit Agreement and the JP Morgan Agreement, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 relating to the New Credit Agreement and the JP Morgan Agreement is incorporated herein by reference.

 Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release, dated May 21, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN GALVANIZING & COATINGS, INC.

Date: May 21, 2007	By:	/s/ Beth B. Hood
Name: Beth B. Hood
Title: CFO and VP

EXHIBIT INDEX

99.1	Press release, dated as of May 21, 2007.